EXHIBIT 8.2

   [GRAPHIC OMITTED]                     WEB DREAM INC.
                                         366 BAY STREET - 11 TH FLOOR
                                         TORONTO, ONTARIO, M5H4B2, CANADA
                                         TEL (1) 416 815 1771
                                         TOLL FREE: 1 888 WEBDREAM
                                         FAX 1 416 815 0044





MEMO

To:     Board of Directors
From:   Lex van Arem
Date:   August 2, 1999
Re:     Tory, Ryan & Co. Inc.


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With  respect  to our consulting arrangement with Tory, Ryan & Co. Inc., we have had a number of discussions with them as to what would be the proper value per share for the common shares, which they would receive as a fee, if and when issued.

Based on the current book value of the company, the absence of a public market for the shares and the contingent nature of the contractual obligation, it has been determined that a fair value would be $0.075 per share.

At this time, we are contemplating proceeding with a seed capital offering of common shares of the company; however, no price has yet been determined in connection with the offering.



Lex  van  Arem



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